THE DIAMOND HILL SECURITIZED CREDIT FUND
MULTI-CLASS PLAN
Consistent with Rule 18f-3

This Multi-Class Plan (the “Plan”) is adopted consistent with Rule 18f-3 (the “Rule”) under the Investment Company Act of 1940, as amended (the “Act”) by the Diamond Hill Securitized Credit Fund (the “Fund”). A majority of the trustees on the Fund’s board of trustees (“Trustees”), including a majority of the Trustees who are not “interested persons” of the Fund, as defined in the Act (“Independent Trustees”), having determined that the Plan is in the best interests of each class of the Fund, have approved the Plan and any amendments thereto.

The provisions of the Plan are:
1.	GENERAL DESCRIPTION OF CLASSES. Each class of shares of the Fund shall represent interests in the same portfolio of investments of the Fund and shall be identical in all respects, except that each class shall differ with respect to: (i) the Distribution and Servicing Plan adopted with respect to the class (each, a “Distribution Plan”); (ii) distribution and related services and expenses as provided for in each Distribution Plan; (iii) such differences relating to purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of the Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares. The Fund currently has designated three classes of shares: Class A, Class I, and Class R.

2.	SALES CHARGE STRUCTURE. The Fund offers and sells Class A shares, Class I shares and Class R shares at net asset value (“NAV”).

3.	DISTRIBUTION AND SERVICE FEES. The Fund has adopted a Distribution Plan with respect to its Class A shares consistent with Rule 12b-1 under the Act, which are subject to a maximum annual distribution and servicing fee of 0.50% of the average daily net assets of the Class A shares.

4.	EXPENSE ALLOCATIONS TO EACH CLASS.

a.
In addition to the distribution and servicing fees described above, certain expenses may be attributable to a particular class of shares of the Fund (“Class Expenses”). Class Expenses are charged directly on a net asset basis to the class of shares to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class. Class Expenses may include:

	(i)	Expenses incurred in connection with a meeting of shareholders;

	(ii)	Litigation expenses;

	(iii)	Printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

	(iv)	Expenses of administrative personnel and services required to support the shareholders of a specific class;

	(v)	Transfer agent fees and shareholder servicing expenses; and

	(vi)	Such other expenses incurred by or attributable to a specific class.

b.	All other expenses of the Fund are allocated to each class of shares on the basis of the NAV of that class in relation to the NAV of the Fund. Notwithstanding the foregoing, the distributor or investment adviser of the Fund may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

c.	Expenses may be waived or reimbursed by the Fund’s investment adviser, administrator, distributor or any other service provider to the Fund without the prior approval of the Trustees.

5.	CLASS DESIGNATION. Subject to the approval by the Trustees, the Fund may alter the nomenclature for the designations of one or more of its classes of shares.

6.	ADDITIONAL INFORMATION. This Plan is qualified by, and subject to, the terms of the then current Prospectus for the applicable class of shares; provided, however, that none of the terms set forth in any such Prospectus are inconsistent with the terms of this Plan. The Prospectus for each class contains additional information about the class and the Fund’s multiple class structure.

7.	PERIODIC REVIEW. The Trustees will review expense allocation reports and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

8.	EFFECTIVE DATE. This Plan is effective on August 21, 2024.

9.	AMENDMENT AND TERMINATION. This Plan may not be amended materially unless the Trustees, including a majority of the Independent Trustees, find that the proposed amendments, including any proposed change to the expense allocation, is in the best interest of each class of shares as a whole. Such finding shall be based on information requested by the Trustees and furnished to them, which they deem reasonably necessary to evaluate the proposed amendment. This Plan may be terminated at any time with respect to the Fund or class of shares by a majority of the Trustees, including a majority of the Independent Trustees.

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